Exhibit 10.21

GWR GLOBAL WATER RESOURCES CORP.

DEFERRED PHANTOM STOCK UNIT PLAN

JANUARY 1, 2011

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purposes of this Plan, unless such word or term is otherwise defined herein or the context in which such word or term is used herein otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

(a)	“Act” means the Business Corporations Act (British Columbia) or its successor, as amended from time to time;

(b)	“Affiliate” means any corporation that is an affiliate of the Corporation as defined in National Instrument 45-106 – Prospectus and Registration Exemptions, as may be amended from time to time;

(c)	“Board” means the Board of Directors of the Corporation or if established and duly authorized to act, a committee appointed for such purpose by the Board of Directors of the Corporation;

(d)	“Common Shares” means the common shares of the Corporation;

(e)	“Corporation” means GWR Global Water Resources Corp., a corporation incorporated under the Act;

(f)

“Deferred Phantom Stock Unit” means the right to receive a DSU Payment evidenced by way of book-keeping entry in the books of the Corporation and administrated pursuant to this Plan, the value of which, on a particular date, shall be equal to the Market Value at that date;

(g)	“Designated Affiliate” means an affiliate of the Corporation designated by the Board for purposes of this Plan from time to time;

(h)	“Director” means a member of the Board from time to time;

(i)

“Director’s Remuneration” means all amounts payable to an Eligible Director by the Corporation in respect of the services provided to the Corporation by the Eligible Director as a member of the Board or as a member of the board of directors of a Designated Affiliate in a Quarter, including:

(i)	the quarterly base retainer fee for serving as a director;

(ii)	the quarterly retainer fee for serving as a member of a board committee; and

(iii)	the quarterly retainer fee for chairing the board or a board committee.

but, for greater certainty, excluding amounts received by an Eligible Director as a reimbursement for expenses incurred in attending meetings;

(j)	“DSU Grant Letter” has the meaning ascribed thereto in Section 3.5;

(k)

“DSU Issue Date” means the date in each Quarter, which is two business days following the publication by the Corporation of its earning results for the previous Quarter (or the previous financial year in the case of the first Quarter), or such other date recommended by the Board and confirmed by the Board from time to time;

(l)

“DSU Payment” means a cash payment by the Corporation to a Participant equal to the number of Deferred Phantom Stock Units held by the Participant on the Separation Date multiplied by the Market Value applicable to the Redemption Date;

(m)	“Entitlement” has the meaning ascribed thereto in Section 3.2;

(n)

“Eligible Director” means a person who is a Director or a member of the board of directors of any Designated Affiliate and who is a resident of Canada for purposes of the Income Tax Act (Canada) and such person shall continue to be an Eligible Director for so long as such person continues to be a member of such boards of directors;

(o)	“GWRI” means Global Water Resources, Inc.;

(p)

“Market Value” means the greater of either: (a) the weighted average trading price of the Common Shares on the TSX for the five (5) consecutive trading days immediately prior to the date as of which Market Value is determined. If the Common Shares are not trading on the TSX, then the Market Value shall be determined based on the trading price on such stock exchange or over-the-counter market on which the Common Shares are listed and posted for trading as may be selected for such purpose by the Board. In the event that the Common Shares are not listed and posted for trading on any stock exchange or over-the-counter market, the Market Value shall be the fair market value of such Common Shares as determined by the Board in its sole discretion;

(q)	“Participant” for this Plan means each Eligible Director to whom Deferred Phantom Stock Units are granted hereunder;

(r)	“Plan” means this deferred Stock Unit plan, as same may be amended from time to time;

(s)

“Redemption Date” with respect to a Participant who had a Separation Date, means such date as the Corporation determines which shall be no later than 60 days after the Separation Date unless the Participant has delivered to the Corporation a valid Redemption Notice as provided for in Section 3.3 in which case the Redemption Date shall be such date as is specified by the Participant in the Redemption Notice as the day on which DSUs credited to a Participant’s account shall be redeemed provided in no case may the Redemption Date be prior to the Separation Date or later than the last day of the calendar year commencing immediately after the Participant’s Separation Date;

(t)	“Redemption Notice” means a written notice delivered to the Corporate Secretary of the Corporation, by a Participant specifying a Redemption Date as provided for in Section 3.3;

(u)

“Quarter” means a fiscal quarter of the Corporation, which, until changed by the Corporation, shall be the three-month period ending March 31, June 30, September 30 or December 31 in any calendar year;

(v)

“Separation Date” means the date that a Participant ceases to be an Eligible Director for any reason whatsoever, including death, of the Eligible Director except that where an Eligible Director is also an employee of the Corporation or of a Designated Affiliate at the time they cease to be an Eligible Director then the Separation Date shall be such later date upon which the Participant ceases to be both an Eligible Director and such an employee; and

(w)	“TSX” means the Toronto Stock Exchange.

1.2	Headings

The headings of all articles, Sections, and paragraphs in this Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of this Plan.

1.3	Context, Construction

Whenever the singular or masculine are used in this Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

1.4	References to this Plan

The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to this Plan as a whole and not to any particular article, Section, paragraph or other part hereof.

1.5	Canadian Funds

Unless otherwise specifically provided, all references to dollar amounts in this Plan are references to lawful money of Canada.

ARTICLE 2

PURPOSE AND ADMINISTRATION OF THE PLAN

2.1	Purpose of this Plan

The purpose of this Plan is to strengthen the alignment of interests between the Eligible Directors and the shareholders of the Corporation by linking a portion of annual director compensation to the future value of the Common Shares. In addition, this Plan has been adopted for the purpose of advancing the interests of the Corporation through the motivation, attraction and retention of directors of the Corporation and the Designated Affiliates of the Corporation. It is generally recognized that deferred stock unit plans aid in attracting, retaining and encouraging director commitment and performance due to the opportunity offered to them to receive compensation in line with the value of an entity’s equity.

2.2	Administration of this Plan

This Plan shall be administered by the Board and the Board shall have full authority to administer this Plan including the authority to interpret and construe any provision of this Plan and to adopt, amend and rescind such rules and regulations for administering this Plan as the Board may deem necessary in order to comply with the requirements of this Plan. All actions taken and all interpretations and determinations made by the Board in good faith shall be final and conclusive and shall be binding on the Participants and the Corporation. No member of the Board shall be personally liable for any action taken or determination or interpretation made in good faith in connection with this Plan and all members of the Board shall, in addition to their rights as directors of the Corporation, be fully protected, indemnified and held harmless by the Corporation with respect to any such action taken or determination or interpretation made in good faith. The appropriate officers of the Corporation are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of this Plan and of the rules and regulations established for administering this Plan. All costs incurred in connection with this Plan shall be for the account of GWRI.

2.3	Record Keeping

The Corporation shall maintain a register in which shall be recorded:

(a)	the name and address of each Participant in this Plan;

(b)	the number of Deferred Phantom Stock Units granted to each Participant under this Plan; and

(c)	the date and price at which Deferred Phantom Stock Units were granted.

ARTICLE 3

DEFERRED PHANTOM STOCK UNIT AWARDS

3.1	Plan

This Plan is hereby established for Eligible Directors.

3.2	Grant Participants

The Board shall grant and issue to each Eligible Director on each DSU Issue Date, that number of Deferred Phantom Stock Units having a value equal to 50% of the Director’s Remuneration payable to such Eligible Director for the current Quarter (the “Entitlement”). More specifically, the number of Deferred Phantom Stock Units to be granted to an Eligible Director will be determined by dividing the Entitlement by the closing price for a Common Share on the TSX on the business day immediately preceding the DSU Issue Date.

3.3	Redemption Notice

Within 30 days of the Separation Date, a Participant may deliver to the Corporation a Redemption Notice specifying a Redemption Date.

3.4	Redemption

Each Deferred Phantom Stock Unit held by a Participant who ceases to be an Eligible Director shall be redeemed by the Corporation on the relevant Redemption Date for a DSU Payment to be made to the Participant on the Participant’s Redemption Date without any further action on the part of the holder of the Deferred Phantom Stock Unit in accordance with this Article Three.

3.5	Deferred Phantom Stock Unit Grant Letter

Each grant of Deferred Phantom Stock Units under this Plan shall be evidenced by a letter issued to the Participant by the Corporation (“DSU Grant Letter”). Such Deferred Phantom Stock Units shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions which are not inconsistent with this Plan and which the Board deems appropriate for inclusion in a DSU Grant Letter. The provisions of the various DSU Grant Letters entered into under this Plan need not be identical, and may vary from Quarter to Quarter and from Participant to Participant.

3.6	Dividends

In the event that a dividend (other than stock dividend) is declared and paid by the Corporation on Common Shares, a Participant will be credited with additional Deferred

Phantom Stock Units. The number of such additional Deferred Phantom Stock Units will be calculated by dividing the total amount of the dividends that would have been paid to the Participant if the Deferred Phantom Stock Units in the Participant’s account on the dividend record date had been outstanding Common Shares (and the Participant held no other Common Shares), by the Market Value as determined on the date on which the dividends were paid on the Common Shares.

3.7	Term of this Plan

This Plan, as set forth herein, shall be deemed to become effective as of January 1, 2011. This Plan shall remain in effect until it is terminated by the Board. Upon termination of this Plan, the Corporation shall redeem all remaining Deferred Phantom Stock Units under Section 3.3 above, as at the applicable Separation Date for each of the remaining Participants.

ARTICLE 4

WITHHOLDING TAXES

4.1	Withholding Taxes

The Corporation or any Designated Affiliate of the Corporation will withhold any taxes or source deductions which the Corporation or any Designated Affiliate of the Corporation is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any payment made under this Plan.

ARTICLE 5

GENERAL

5.1	Amendment of Plan

The Board may from time to time in the absolute discretion of the Board amend, modify and change the provisions of this Plan, provided that any amendment, modification or change to the provisions of this Plan which would:

(a)	materially increase the benefits under this Plan;

(b)	materially modify the requirements as to eligibility for participation in this Plan; or

(c)	terminate this Plan.

shall only be effective upon such amendment, modification or change being approved by the Board, and, if required, by the TSX and any other regulatory authorities having jurisdiction over the Corporation and provided any such amendment shall be effective only if this Plan will continue to meet the requirements of paragraph 6801(d) of the regulations to the Income Tax Act (Canada) or any successor to such provision.

The Board may amend or discontinue this Plan at any time in its sole discretion, provided that such amendment or discontinuance may not in any manner adversely affect the Participant’s rights under any Deferred Phantom Stock Unit granted under this Plan

5.2	Non-Assignable

Except as otherwise may be expressly provided for under this Plan or pursuant to a will or by the laws of intestacy, no Deferred Stock Unit and no other right or interest of a Participant is assignable or transferable, and any such assignment or transfer in violation of this Plan shall be null and void.

5.3	Rights as a Shareholder and Director

No holder of any Deferred Phantom Stock Units shall have any rights as a shareholder of the Corporation at any time. Nothing in this Plan shall confer on any Eligible Director the right to continue as a Director of the Corporation or as a director of any Designated Affiliate or interfere with right to remove such director.

5.4	Adjustments

In the event there is any change in the Common Shares, whether by reason of a stock dividend, stock split, reverse stock split, consolidation, subdivision, reclassification or otherwise, an appropriate proportionate adjustment shall be made by the Board with respect to the number of Deferred Phantom Stock Units then outstanding under this Plan as the Board, in its sole discretion, may determine to prevent dilution or enlargement of rights.

All such adjustments, as determined by the Board, shall be conclusive, final and binding for all purposes of this Plan.

5.5	No Representation or Warranty

The Corporation makes no representation or warranty as to the future value of any rights of Deferred Phantom Stock Units issued in accordance with the provisions of this Plan. No amount will be paid to, or in respect of, an Eligible Director under this Plan or pursuant to any other arrangement, and no additional Deferred Phantom Stock Units will be granted to such Eligible Director to compensate for a downward fluctuation in the price of the Common Shares, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Director for such purpose.

5.6	Compliance with Applicable Law

If any provision of this Plan or any Deferred Phantom Stock Unit contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

5.7	Interpretation

This Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia.

5.8	Unfunded Benefit

All DSU Payments to be paid hereunder constitute unfunded obligations of GWRI payable solely from its general assets and subject to the claims of its creditors. The Corporation has not established any trust or separate fund to provide for the payment of benefits hereunder.